INTERIM MANAGEMENT AGREEMENT


 THIS INTERIM MANAGEMENT AGREEMENT (this "Agreement") is dated as of August
  , 1996 by and between Elsinore Corporation, a Nevada corporation ("Elsinore"), Four Queens, Inc., a Nevada corporation ("Four Queens" and, together with Elsinore, the "Companies"), and Riviera Gaming Management Corp.-Elsinore, a Nevada corporation ("Manager").

                             PRELIMINARY STATEMENTS

     A. Elsinore owns and operates through its subsidiary, Four Queens, a hotel and casino commonly known as the Four Queens Hotel and Casino, located at 202 Fremont Street, Las Vegas, Nevada.

     B. The Companies are party to those certain Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") as Case No. 95-24685 RCJ and Case No. 95-24687 RCJ respectively (the "Proceedings").

     C. Pursuant to a letter, dated April 1, 1996, an Affiliate (as defined below) of Manager has been acting as consultant to the Unofficial Committee of the Company's 12-1/2% First Mortgage Holders (the "Committee") in connection with the Proceedings. The Companies and the Committee have agreed that (i) commencing on the Confirmation Date and in accordance with the "First Amended Plan of Reorganization Proposed Jointly by the Debtors and the Unofficial Bondholders Committee" with respect to the Proceedings (the "Plan") until the expiration of the
Term (as defined below) or earlier termination of this Agreement that the Companies shall engage Manager to manage the Project under the terms of this Agreement and
(ii) the Plan will provide for Operating Capital (as defined below), including a new $5 million equity investment and other provisions, which, in Manager's judgment, will give the Companies an opportunity to successfully reorganize and enable Manager to perform its obligations under this Agreement.

 In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

                              ARTICLE I.  DEFINITIONS

 Unless otherwise indicated, defined terms used in this Agreement will correspond to the defined terms used in the Plan. The following additional defined terms are used in this Agreement:

 "Affiliate" shall mean a person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the person in question and any stockholder or partner of any person referred to in the preceding clause owning 10% or more of such entity.

 "Audit Day" is defined in Section 3.6(a).

 "Audited Statements" is defined in Section 3.6(a).

 "Board" shall mean the duly constituted and acting Board of Directors of Elsinore during the Term (as defined below).

 "Business Days" shall mean all weekdays except those that are official holidays of the State of Nevada or the U.S. Government. Unless specifically stated as "Business Days," a reference to "days" means calendar days.

 "Casino" shall mean those areas of the Project reserved for the operation of slot machines, table games and any other legal forms of gaming permitted under applicable law, and such additional ancillary service areas including reservations and admissions, cage, vault, count room, surveillance room and any other room or area or activities therein regulated or taxed by the Nevada Gaming
Authorities by reason of gaming operations.

 "Casino Bankroll" shall mean an amount reasonably determined by Manager and the Companies as funding required to bankroll the Casino Gaming Activities but in no case less than the amount required by Nevada gaming law or Nevada Gaming Authorities. In no event shall such Casino Bankroll include any amount necessary to cover Operating Expenses or Operating Capital. Casino Bankroll shall include the funds located on the casino tables, in the gaming devices, cages, vault, counting rooms, or in any other location in the Casino where funds may be found and funds in a bank account identified by the Companies for any additional amount required by Nevada gaming law or Nevada Gaming Authorities or such other amount as is reasonably determined by Manager and the Companies.

 "Casino Gaming Activities" shall mean the Casino cage, table games, slot machines, video machines, and other forms of gaming managed by Manager in the Casino.

 "Casino Operating Expenses" shall mean expenses incurred in the management of the Casino, including, but not limited to, gaming supplies, maintenance of the Casino area, gaming marketing materials, uniforms, complimentaries, Casino employee training, Casino employee compensation and entitlements, and Gaming Taxes.

 "Companies' Advances" is defined in Section 3.10.

 "Default" or "Event of Default" is defined in Section 6.1.

 "Gaming Taxes" shall mean any taxes, licenses or fees imposed by the Nevada Gaming Authorities.

 "Governmental Authorities" shall mean the United States, the State of Nevada and any court or political subdivision agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over the Companies, Manager or the Project, including the Casino.

 "Gross Gaming Revenues" shall mean all of the revenue from the operation of the Casino (which is taxed by the Nevada Gaming Authorities) from all business conducted upon, related to or from the Casino in accordance with generally accepted accounting principles and shall include, but not be limited to, the net win from gaming activities, which is the difference between gaming wins and losses before deducting Gaming Taxes, and plus or minus, as appropriate, deposits made in respect of progressive slot machines and other similar games.

 "Gross Revenues" shall mean Gross Gaming Revenues, plus all other revenues resulting from the operation of the Project, minus all Gaming Taxes.

 "Management Fee" shall mean the sum of $83,333.33 per month to be paid to Manager as compensation for the services rendered pursuant to this Agreement.
In
the event that this Agreement commences on a day other than the first day of the month, the Management Fee shall be appropriately prorated for such period.

 "Monthly Financial Statements" is defined in Section 3.7.

 "Nevada Gaming Authorities" shall mean the Nevada Gaming Commission, State Gaming Control Board and all other gaming regulatory bodies, including, but not limited to, any municipality, political subdivision, board, commission, agency or other public body now in existence or hereafter created to regulate gaming in the
State of Nevada.

 "Operating Bank Accounts" is defined in Section 3.9.

 "Operating Budget" shall mean the budget for the Project which was approved by the Board on January 11, 1996 as modified to provide for payment of the Management Fee and as may be further modified by Manager with the approval of the
Board; provided, however, that if such approval is not granted, the Bankruptcy court shall determine as to whether such modification to the Operating Budget should be approved. The Bankruptcy Court will resolve any disputes which arise with respect to the Operating Budget.

 "Operating Capital" shall mean such amount in the Operating Bank Accounts as will be reasonably sufficient to assure the timely payment of all current liabilities of the Project, including the operations of the Casino, during the term of this Agreement, and to permit Manager to perform its management responsibilities and obligations hereunder, with reasonable reserves for unanticipated contingencies and for short term business fluctuations resulting from monthly variations from the Operating Budget.

 "Operating Expenses" shall mean actual expenses incurred following the Effective Date in operating the Project, including the Casino Operating Expenses, employee compensation and entitlements, Operating Supplies, maintenance costs , fuel costs, utilities, taxes and the Minimum Management Fee.

 "Operating Supplies" shall mean gaming supplies, paper supplies, cleaning materials, marketing materials, maintenance supplies, uniforms and all other materials used in the operation of the Project.

 "Project" shall mean the Four Queens Hotel and Casino in Las Vegas, Nevada and all necessary ancillary facilities to the Project, including, but not limited to, vehicular parking area, entertainment facilities, hotels, restaurants, waiting areas, restrooms, administrative offices for, but not limited to, accounting, purchasing, and management information services (including offices for Manager management personnel) and other areas utilized in support of the operations of the Project.

 "Term" is defined in Section 2.2.

    ARTICLE II:  ENGAGEMENT OF MANAGER AND TERM OF AGREEMENT

 Section 2.1 Engagement of Manager. The Companies hereby engage and employ Manager to act as their exclusive agent for the management of the business and affairs of the Project and to provide certain services to the Companies as detailed in Section 3.3 of this Agreement in connection with the Project, and Manager hereby accepts such engagement and employment, on the terms and conditions hereinafter set forth. In addition, Manager may provide consulting services to Elsinore from time to time with respect to non-Project related issues and Manager agrees to provide consulting services upon terms mutually acceptable to Manager and the Companies and the Committee.

 Section 2.2 Term. The management period of this Agreement (the "Term") shall commence upon the later of the date that (i) Manager and the Companies have received all requisite approvals of the Nevada Gaming Authorities to carry out the intention of this Agreement and enable Manager to manage the Project in accordance with the terms and conditions of this Agreement or (ii) the Confirmation Date , and shall continue until the commencement of the first calendar quarter subsequent to the Effective Date, subject to termination prior to the end of such period as hereinafter specified.

          ARTICLE III: RESPONSIBILITIES OF THE PARTIES

 Section 3.1 Standards. With respect to the operation of the Project pursuant to this Agreement and subject to Section 11.12 of this Agreement, Manager shall manage and maintain the Project in an informed manner consistent with the actions of a reasonably prudent manager of a similar casino/hotel located in Las Vegas, Nevada taking into account the limitations imposed by the Proceedings with respect to the operation of the Project prior to the Effective Date. Nothing contained in this Section 3.1 shall be deemed to require Manager to pay any expenses or make any capital expenditures with respect to the Project which are not funded by or on behalf of the Companies.

 Section 3.2 Continuation of Board Responsibility. In the performance of its duties under this Agreement, Manager shall at all times be subject to the exercise of the requisite fiduciary duties of the Boards of Directors of the Companies. Manager agrees that it will in good faith use its best efforts to perform its obligations and discharge its responsibilities in the management of the Project.
The Bankruptcy Court will resolve any disputes which arise with respect to the discharge of the respective duties and responsibilities of the parties to this Agreement.

 Section 3.3 Services. Manager covenants and agrees to perform, or cause to be performed, the following services in connection with the Project:

(a) Permits. Manager, on behalf of and with the cooperation of the Companies, shall oversee obtaining and maintaining all necessary licenses, findings of suitability, approvals and permits required by any law, rule or regulation of the Nevada Gaming Authorities, as may be required for the operation of the Project as a casino/hotel including, without limitation, gaming, liquor, bar, restaurant, signage and hotel licenses and any permits required in connection with any refurbishing or expansion of the Project. Manager shall comply with the rules, regulations and orders of the Nevada Gaming Authorities and with any conditions set out in any such licenses and permits issued by any such authorities and, with the cooperation of the Companies, shall provide any information, report or access to records reasonably required by the Nevada Gaming Authorities.

(b)        Personnel.

    (i) Except as otherwise expressly provided herein or in the Plan, all personnel employed at the Project shall be employees of Four Queens. Manager shall hire, terminate, advance, demote, supervise, direct the work of and determine the compensation and other benefits (except for the establishment of any new employee pension and profit-sharing plans, which shall be determined by Manager and approved by the Board; provided, however that if such approval is not granted, the Bankruptcy Court shall determine as to whether the establishment of such pension and profit-sharing plans should be approved, it being understood that any employee pension and profit-sharing plans in existence as of the date hereof have been approved by the Board) of all personnel working at the Project; provided, however, that Manager will not enter into any employment contracts with any employees or any material employee contracts or benefit arrangements (i.e., any such contract or arrangement involving an annual compensation (including salary and bonuses) of more than $125,000), unless first approved by the Board; provided, however, that if such approval is not granted, the Bankruptcy Court shall determine as to whether such material employment contracts or benefit arrangements should be approved. Manager agrees that employees' wages or benefits and conditions of employment (inclusive of any discretionary employee bonuses granted from time to time by Manager) shall be granted by Manager in a manner consistent with the existing standards therefor currently employed at the Project. The parties hereto agree that all wages, bonuses, compensation and benefits (including, without limitation, severance and termination pay) of personnel at the Project are the exclusive obligation of Four Queens.


    (ii) All wages, salaries, benefits, compensation and entitlements of the Project employees, including the General Manager, the consultants and independent contractors approved by the Companies and Manager, shall be paid from the Operating Bank Accounts by Manager. Notwithstanding the foregoing, Manager shall not be liable to any of the Companies' personnel for wages, compensation or other employee benefit including without limitation to health care, insurance benefits, worker's compensation, severance or termination pay.

    (iii) Manager shall be responsible for the training of all personnel and shall cooperate with all personnel in an effort to obtain and maintain all required licenses issued by the Nevada Gaming Authorities, and will hire only persons with valid employee licenses, if under the rules and regulations of the Nevada Gaming Authorities, such employee licenses are a condition of employment.

    (iv) The employees necessary to discharge Manager's obligations and responsibilities hereunder shall be employees of Manager (or its Affiliates) and shall be hired, paid and discharged by Manager in its sole and absolute discretion. Manager shall in good faith determine the number of employees necessary to discharge Manager's obligations and responsibilities hereunder, the salaries and other compensation arrangements of such employees shall be the responsibility of Manager and Manager shall not have any right of reimbursement from the Companies in respect thereof.

    (v)    The Companies may employ such corporate
    executives, each of whom shall be licensable if required by Nevada Gaming Authorities, as they may choose.

           Section 3.4 Sales and Promotions. Manager shall formulate, coordinate and implement promotion, marketing and sales programs, and shall cause the Project to participate in promotional, marketing and sales campaigns and, as appropriate, activities involving complimentary rooms and food and beverages to bona fide travel agents, tourist officials and airlines representatives, and to all other individuals and entities whatsoever which, in the exercise of good management practice, is deemed to be beneficial to the Project.

           Credit facilities shall be granted by Manager in its reasonable discretion and in accordance with good management practices and Manager's and its Affiliates standard procedures; provided that except for extending credit for the purchase of goods, services, gaming or entertainment at the Project and except as otherwise permitted herein, Manager shall not be authorized to make any loans or extensions of credit for or on behalf of the Companies without the prior approval of the Board; provided, however, that if such approval is not granted, the Bankruptcy court shall determine as to whether such loans or extensions of credit should be approved.

           Section 3.5 Books and Records. Manager shall maintain, or cause to be maintained, a complete accounting system for and on behalf of the Companies in connection with Manager's management of the Project. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied and in accordance with the uniform system of accounts for hotels. Such books and records shall be kept on the basis of a calendar year. Books and accounts shall be maintained at the Project or at the principal office of
Manager with a duplicate copy thereof at the Project. All books and records, including all daily reports prepared by Manager for internal use at the Project, will be available for review by the Companies during regular business hours. Manager shall comply with all requirements with respect to internal controls and accounting and shall prepare and provide all required reports under the rules and regulations of the Nevada Gaming Authorities. Manager shall file with the Bankruptcy Court any monthly or other reports required under the Bankruptcy
Code or
other applicable related Code of Procedure. In addition, Manager shall pay out of
Gross Revenue all fees imposed on the Debtors under 28 U.S.C. S 1930.

           Section 3.6  Audits.

                (a) Manager shall continue to engage KPMG Peat Marwick, unless a different mutually agreed upon auditor is substituted ("Regular Auditor"), to audit the operations of the Companies, for the purpose of auditing the books and records of the Companies as of and at the end of each year occurring after the date hereof (the "Audited Statements"). A sufficient number of copies of the Audited Statements shall be furnished to the Companies and Manager as soon as available to permit the Companies and Manager to meet any public reporting requirements as may be applicable to them, but in no event later than ninety (90) days following the end of such fiscal period (such 90th day to be the "Audit Day"). Any cost of such statements shall be deemed an Operating Expense.

                (b) Nothing herein contained shall prevent Manager from designating Arthur Andersen, LLP or another independent nationally recognized accounting firm ("Special Auditor") to review one of the Audited Statements at Manager's expense (which shall not be an Operating Expense).

                (c) The Bankruptcy Court will resolve any disputes between Manager and the Companies over issues pertaining to accountings and audits performed by the Regular Auditor.

           Section 3.7  Monthly Financial Statements.  On or before the
20th day of each month, Manager shall prepare an unaudited operating statement for the preceding calendar month detailing the Gross Revenues and Operating Expenses expenses incurred in the Project's operation (the "Monthly Financial Statements").
The Monthly Financial Statements shall include a statement detailing drop figure accounts on all Gross Gaming Revenues.

           Section 3.8 Expenses. All costs, expenses, funding or operating deficits and Operating Capital, real property and personal property taxes, insurance premiums and other liabilities incurred due to the gaming and nongaming operations of the Project shall be the sole and exclusive financial responsibility of the Companies. It is understood that statements herein indicating that the Companies shall furnish, provide or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Manager is liable or responsible to fund or pay for such items if the Companies do not.

           Section 3.9  Operating Bank Accounts.

                (a) Manager shall maintain the bank accounts that are used currently by the Companies for the operation of the Project, including an account for the Casino Bankroll (such accounts are hereinafter collectively referred to as the "Operating Bank Accounts"). The Operating Bank Accounts shall be named in such a manner as to identify the Project and particular uses for the account as the Companies and Manager may determine. All instructions to and checks drawn on the Operating Bank Accounts shall be signed only by representatives of the Companies or Manager who are covered by fidelity insurance and designated by Manager. Such representatives shall be the only authorizing signing persons on checks drawn on the Operating Bank Accounts. All checks shall be drawn only in accordance with established normal and customary accounting policies and procedures. All Gross Revenues (excluding noncash items) shall be deposited in the Operating Bank Accounts, and Manager shall pay out of the Operating Bank Accounts, to the extent of the funds therein, from time to time, all Operating Expenses and other amounts required by Manager to perform its obligations under this Agreement. All funds in the Operating Bank Accounts shall be separate from any other funds of any of Manager's Affiliates and the Companies' Affiliates and neither the Companies nor Manager may commingle such funds in the Operating Bank Accounts with the funds of any other bank accounts.

                (b)  Manager agrees that it will not use any Operating
Bank Accounts as compensating balances related to the extension of credit to Manager or grant any right of set-off or bankers' lien on any such accounts in respect of any amounts owed by Manager to such depositories. Manager shall seek to obtain reasonable rates of interest for the Operating Bank Accounts, with due regard to the financial stability of and services offered by the depositories with which such accounts are kept. The parties to this Agreement agree that all funds held from time to time in the Operating Bank Accounts are solely the property of the Companies, and upon the expiration or Termination (as defined below) of this Agreement for any reason, Manager shall cease to withdraw funds from all Operating Bank Accounts and shall take such steps as shall be necessary to (1) remove Manager's designees as signatories to the Operating Bank Accounts and (2) authorize designees of the Companies to become the sole signatories to the Operating Bank Accounts.
This provision shall survive Termination. It is understood and agreed that Manager may maintain petty cash funds at the Project and make payments therefrom as the same are customarily made in the casino/hotel business.

 The Companies shall have the right to fund their obligations under the Plan by withdrawals from Operating Bank Accounts. The Companies' ability to make other withdrawals from Operating Bank Accounts shall be consistent with their funding obligations under this Agreement and in accordance with established accounting policies and procedures.

           Section 3.10   Payment of Expenses.

           (a) Manager shall pay from the Gross Revenues the following items in the order of priority listed below, on or before their applicable due date: (i) required payments to the Governmental Authorities, including federal, state or local payroll taxes ("Payroll Taxes"), (ii) Operating Expenses, including taxes (other than Payroll Taxes) and the Management Fee,
(iii) administration expenses of the Proceedings approved by the Bankruptcy Court and (iv) emergency expenditures to correct a condition of an emergency nature, including structural repairs, which require immediate repairs to preserve and protect the Project. In the event that funds are not available for payment of the Operating Expenses in their entirety, all Payroll Taxes or withholding taxes shall be paid first from the available funds.

           (b)  During the Term of this Agreement, within five (5)
Business Days after receipt of written notice from Manager, the Companies shall fund the Operating Bank Accounts designated by Manager (the "Companies' Advances") in such a fashion so as to adequately insure that the Operating Capital set forth in the Operating Budget as revised is sufficient to support the uninterrupted and efficient ongoing operation of the Project. The written request for any additional Operating Capital shall be submitted by Manager to the Companies on a monthly basis based on the interim statements and the Operating Budget as revised.

 Section 3.11 Cooperation of the Companies and Manager. The Companies and Manager shall cooperate fully with each other during the Term, if any, of this Agreement to facilitate the performance of their respective obligations and responsibilities set forth in this Agreement.

 Section 3.12  Financing Matters.

           (a) In no event may either party represent that the other party or any Affiliate of such party is or in any way may be liable for the obligations of such party in connection with (i) any financing agreement, or
(ii) any public or private offering or sale of securities. Manager agrees to reasonably cooperate with the Companies in the preparation of such agreements and offerings.

           (b) Notwithstanding the above restrictions, subject to Manager's right of review set forth in this Section 3.12, the Companies may represent that the Project is managed by Manager on an interim basis pending the Effective Date and Manager may represent that it manages the Project on an interim basis pending the Effective Date and both may describe the terms of this Agreement and the physical characteristics of the Project in regulatory filings and public or private offerings. Moreover, nothing in this Section shall preclude the disclosure of (i) already public information, or (ii) audited or unaudited financial statements from the Project required by the terms of this Agreement or (iii) any information or documents required to be disclosed to or filed with the Governmental Authorities. Both parties shall use their best efforts to consult with the other concerning disclosures as to the Project. The Companies and Manager shall cooperate with each other in providing financial information concerning the Project and Manager that may be required by any lender or required by any Governmental Authority.

 Section 3.13   Taxes and Insurance.  Throughout the Term, the
Companies shall furnish Manager with copies of all tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Companies. Manager shall cause all federal and state income and sales tax returns of the Companies to be prepared and shall cooperate with taxing authorities in connection with any inquiries or audits that relate to the Companies. Manager will also assist the Companies in procuring and maintaining liability, property and such other insurance in at least such amounts and covering such risks as is currently maintained with respect to the Companies and in such additional amounts and covering such additional risks, if any, as Manager and Elsinore determine is necessary in connection with the operation of the Companies, with responsible and reputable insurance companies or associations. All such insurance policies shall name Manager as an additional insured and all insurers thereon shall be required to issue to Manager a certificate of insurance providing that such insurer shall deliver to Manager reasonable prior notice of termination of any such policy or the coverage provided thereby and, if and to the extent the same shall be available without adversely affecting Four Queens' coverage and without additional premiums or charges, waiving the rights of such insurer, if any, of subrogation against Manager. Without in any way diminishing Four Queens' responsibility hereunder, Manager is hereby authorized and directed to pay from the Operating Bank Accounts all taxes and insurance fees including, without limitation, withholding taxes and insurance premiums, and all other items of expense relating to the ownership or operation of the Companies.

 Section 3.14 Concessions. Manager shall consummate, if in Manager's reasonable discretion it deems the same to be in the best interest of the
Project, in the name of and for the benefit of Four Queens, reasonable arms-length arrangements and leases with concessionaires, licensees, tenants and other intended users of any facilities related to the Project, provided that any such arrangements and leases are subject to the approval of the Bankruptcy Court. Copies of all such arrangements shall be furnished to Elsinore.

 Section 3.15 Material Assessments. Manager, as exclusive agent for Four Queens, is authorized to make and enter into any agreements (including, without limitation, agreement with Manager's Affiliates, provided such agreements represent the equivalent of reasonable arm's length negotiations) as are, in Manager's opinion, necessary or desirable for the operation, supply and maintenance of the Project, as required by this Agreement. Manager shall not enter into any agreement involving the incurrence of debt obligations on behalf of either or both of the Companies, or for Manager's own account, with respect to the operations of the Project, over One Hundred Thousand Dollars ($100,000) annually without the approval of the Bankruptcy Court.

 Section 3.16 Trademarks. Manager (i) acknowledges the Companies' exclusive rights in and to the trademarks, service marks, trade names and other such intellectual property utilized by the Companies in the operation of the Project (the "Four Queens Marks") and (ii) agrees not to do any act that will impair or affect the strength of the Four Queens Marks, the continuity of the registration of the Four Queens Marks, the Companies' ownership of the Four Queens Marks or the goodwill associated with the Four Queens Marks. Manager agrees to render whatever assistance Elsinore may reasonably require in the procurement and maintenance of registrations of the Four Queens Marks in the United States Patent and Trademark Office and in other jurisdictions.

                            ARTICLE IV:  MANAGEMENT FEE

 Section 4.1 Payments to Manager. The Management Fee shall be payable in advance on the commencement of the Term and thereafter on the first day of each month during the Term.

 Section 4.2 Interest on Overdue Amounts; Collection Costs. If for any reason the Management Fee or any other amount due to Manager under this Agreement is not paid on a timely basis, such amount shall bear interest at the rate of 12% per annum until paid in full. Manager shall also be entitled to reimbursement for the reasonable costs of collection, including reasonable counsel fees and disbursements, with respect to amounts due to it under this Agreement but which are unpaid.

                   ARTICLE V:  REPRESENTATIONS AND WARRANTIES

 Section 5.1   Manager represents and warrants to the Companies as follows:

     (a) Manager's Organization. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority to enter into and perform its obligations under this Agreement.

     (b) Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action on the part of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement by Manager does not and will not conflict with any law, rule or regulation of the Nevada Gaming Authorities.

     (c) Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Manager's knowledge, threatened against Manager that question the validity of this Agreement or any action taken or to be taken by Manager in connection with this Agreement and that, if adversely determined, would have a material adverse effect upon Manager's ability to perform its obligations under this Agreement.

     (d) Consents and Approvals. With the exception of the requisite approvals of the Nevada Gaming Authorities and the Bankruptcy Court, no authorization, consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary as a condition to the valid execution, delivery or performance by Manager of this Agreement, other than such authorizations, consents, approvals, licenses, findings of suitability, exemptions, filings or registrations as have been obtained and are in full force and effect.

     (e) Gaming License Approval. The Companies and Manager acknowledge that the receipt of a gaming license, permit or approval from the Nevada Gaming Authorities is a privilege and that no individual applicant has a vested right in the receipt of such license, permit or approval. Further, the licensing and approval process is purely discretionary, and the Nevada Gaming Authorities may grant, deny, limit or condition any application or approval for any cause which they deem reasonable. Moreover, the judgment of the Nevada Gaming Authorities and their individual members may not be predicted with any degree of certainty. Subject to the foregoing and to its actual knowledge, Manager knows of no reason why its application for any required gaming license to manage the Project would be denied by the Nevada Gaming Authorities.

 Section 5.2   The Companies represent and warrant to Manager as follows:

     (a) Companies' Organization. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have the full corporate power and authority to enter into and perform its obligations under this Agreement.

     (b) Authorization of Agreement. The execution, delivery and performance of this Agreement and all other agreements necessary to effectuate the Plan have been duly authorized and approved by all necessary corporate action on the part of the Companies and the Bankruptcy Court, and this Agreement has been duly executed and delivered by the Companies and constitutes the legal, valid and binding obligation of them, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement by the Companies does not and will not conflict with any law, rule or regulation of the Nevada Gaming Authorities.

     (c) Consents and Approvals. With the exception of the requisite approvals of the Nevada Gaming Authorities and the Bankruptcy Court, no authorization, consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary as a condition to the valid execution, delivery or performance by the Companies of this Agreement, other than such authorizations, consents, approvals, licenses, findings of suitability, exemptions, filings or registrations as have been obtained and are in full force and effect.

     (d) No Joint Venture. It is expressly understood and agreed that Manager is being employed by the Companies as an independent contractor to provide, or cause to be provided, supervisory management and consulting services in respect of the Project and not as a partner or joint venturer of the Companies or either or them. All purchases and acquisitions of every kind and character by Manager on behalf of the Companies shall be property of the Companies and all debts and liabilities incurred by Manager within the scope of the authority granted and permitted hereunder in the course of its management and operation of the Project shall be debts and liabilities of the Companies only, and Manager shall not be liable therefor for its own account, except as specifically stated to the contrary herein.

                              ARTICLE VI.  DEFAULT

 Section 6.1 Definition. The occurrence of any one or more of the events described in the Sections 6.2, 6.3, 6.4 or 6.5 which is not cured within the time permitted, shall constitute a default under this Agreement (hereinafter referred to as a "Default" or an "Event of Default") as to the party failing in the performance or effecting the breaching act.

 Section 6.2 Manager's Defaults. An Event of Default shall occur if Manager shall (a) fail to perform or materially comply with any of the covenants, agree-ments, terms or conditions contained in this Agreement applicable to Manager and such failure shall continue for a period of thirty (30) days after written notice thereof from the Companies and the Committee to Manager specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Manager fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety
(90) days thereafter, or (b) take or fail to take any action to the extent required of Manager by the Nevada Gaming Authorities unless Manager cures such default or breach prior to the expiration of applicable notice, grace and cure periods, if any, provided, however, that Manager shall only be required to cure any defaults with respect to which Manager has a duty hereunder.


 Section 6.3 The Companies' Default. An Event of Default shall occur if the Companies shall (a) fail to make any monetary payment required under this Agreement, including, but not limited to, the Companies' Advances, on or before the due date recited herein and said failure continues for five (5) Business Days after written notice from Manager specifying such failure, (b) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to the Companies (other than monetary payments) and which failure shall continue for a period of thirty (30) days after written notice thereof from Manager to the Companies specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if the Companies fail to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (c) convert the Proceedings to
Chapter 7 bankruptcy proceedings.

 Section 6.4 Bankruptcy. With the exclusion of any actions taken pursuant to the Proceedings, an Event of Default shall occur if any party (a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) makes a general assignment for the benefit of creditors,
(c) is adjudicated a bankrupt or insolvent, or (d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

 Section 6.5 Reorganization/Receiver. With the exclusion of any actions taken pursuant to the Proceedings, an Event of Default shall occur if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Manager or the Companies, as the case may be, or appointing a receiver, trustee or liquidator of Manager or the Companies, as the case may be, or of all or a substantial part of any of the assets of Manager or the
Companies, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

 Section 6.6 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

 Section 6.7 Disputes. Notwithstanding the provisions of this Article VI, any occurrence which would otherwise constitute an Event of Default hereunder shall not constitute an Event of Default for so long as such dispute is before the Bankruptcy Court pursuant to provisions of Article IX.

                            ARTICLE VII. TERMINATION

 Section 7.1 Termination Events. This Agreement may be terminated by the non-defaulting party upon the occurrence of an Event of Default and the lapsing of the time to cure.

 Section 7.2 Notice of Termination. In the event of the occurrence and continuation for the relevant cure period of an Event of Default, either Manager, the Companies or the Committee, as appropriate, may terminate ("Termination") this
Agreement by giving ten (10) days written notice, and, upon Bankruptcy Court approval, the Term of this Agreement shall expire by limitation at the expiration of said last day specified in the notice as if said date was the date herein originally fixed for the expiration of the Term hereof.

 Section 7.3 Payments Upon Termination. The Companies shall pay to Manager all accrued but unpaid Management Fees and expenses of Manager and any other sum owed Manager pursuant to this Agreement.

 Section 7.4   Post Termination.  Upon a Termination:

     (a) Manager shall promptly deliver to Elsinore any books, records, instruments or other documentation relating to the Project and the Companies in Manager's possession or under Manager's control;

     (b) Manager and its Affiliates shall release and waive all rights, claims, interests and relationships they may have to retain or discharge any matter of management with respect to the Project, or any other benefit thereunder or in connection therewith, except as specified in Section 7.3 and for the provisions of Article VIII which shall survive Termination; and

     (c) Manager shall peacefully vacate and surrender possession to Four Queens, and shall fully cooperate in the prompt and efficient transfer of the management of the Project from Manager to a person or entity designated by the Bankruptcy Court upon motion brought by or on behalf of the Committee or the Board to designate a successor manager. In connection with the foregoing, Manager shall act in good faith to avoid any breach or disruption of any contract involving the Project or the lapse of any insurance policy covering or pertaining to the Project.

 Section 7.5 Transfer of Permits and Gaming Licenses Upon Termination. To the fullest extent permissible under applicable law, upon termination or expiration of this Agreement, Manager shall cooperate in the transfer of any and all permits, licenses or similar authorizations issued by any governmental body relating to the operation or management of any or all of the Project to the new manager.

                  ARTICLE VIII:  EXCULPATION AND INDEMNIFICATION.

 Section 8.1 Exculpation. Manager, its Affiliates and each of their respective officers, partners, directors, employees and agents shall not be liable to the Companies or any person who has acquired an interest in either or both of the Companies, for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents, if the acts or omissions of Manager or such other person did not constitute actual fraud, or willful, wanton or reckless misconduct, or criminal misconduct ("Manager Conduct Standard"). The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents acted in a manner contrary to the Manager Conduct Standard.

 Section 8.2   Indemnification.

     (a) Subject to the provisions of Section 8.2(b) hereof, the parties shall indemnify and hold harmless each other, their respective Affiliates and any of their respective officers, partners, directors, employees and agents (each individually, an "Indemnitee"), from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, which relates to, or arises out of, the performance of any duties and services for or on behalf of the Companies pursuant to the terms and within the scope of this Agreement, regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof; provided, however, that Manager shall only be required to indemnify and hold harmless an Indemnitee upon the breach of the Management Conduct Standard by Manager. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee acted in a manner contrary to the Manager Conduct Standard.

     (b) An Indemnitee shall not be entitled to indemnification under this Section 8.2 with respect to any claim, issue or matter in which it has been finally adjudged in a nonappealable order that such Indemnitee has breached the Manager Conduct Standard unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper. In addition, notwithstanding anything to the contrary contained in this Article VIII, an Indemnitee shall not be entitled to indemnification under this Section 8.2 against losses sustained or liabilities incurred if such losses or liabilities are finally determined by a court of competent jurisdiction to have been the direct result of the breach of the Manager Conduct Standard by such Indemnitee.

     (c) In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by an Indemnitee under the provisions of this Section 8.2, the Indemnitee shall promptly cause written notice of the assertion of any such proceeding or claim of which it has actual knowledge to be forwarded to the Companies or Manager (as the case may be). Upon receipt of such notice, the Companies or Manager (as the case may be) shall have the right, at their option and expense, to be represented by counsel of their choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that no settlement shall be made without prior written consent of the Indemnitee which shall not be unreasonably withheld; and provided further, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The Indemnitee and the Companies or Manager (as the case may be) agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

     After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Companies or Manager (as the case may be) shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Companies hereunder, the Indemnitee shall forward to the Companies or Manager (as the case may be) notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and the Companies or Manager (as the case may be) shall be required to pay all of the sums so owing to the Indemnitee in immediately available funds, thirty (30) days after the date of such notice.

 The indemnification provided by this Section 8.2 shall be in addition to any other rights to which an Indemnitee may be entitled in any capacity and under any agreement, bylaw or vote of the Board or as a matter of law or otherwise, and the indemnification shall continue as to an Indemnitee who has ceased to serve in any capacity under this Agreement and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnitee.

                             ARTICLE IX:  JURISDICTION

 Notwithstanding anything contained in this Agreement, as provided in the Plan, the parties to this Agreement agree that the Bankruptcy Court shall have the exclusive jurisdiction over any and all disputes arising out of or connected with the subject matter of this Agreement. Manager agrees to submit to the jurisdiction of the Bankruptcy court relative to any disputes that arise under this Agreement.

                                ARTICLE X:  NOTICES

 Notice given by a party under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, or two (2) days have elapsed after its transmittal by nationally recognized air courier service; or (iii) when delivered by telephonic facsimile transmission (with a copy thereof so delivered by hand, mail or air courier if recipient does not acknowledge receipt of the transmission). Notices shall be sent to the addresses set forth below, or another as to which that party has given notice, in each case with a copy provided in the same manner and at the same time to the persons shown below if to Elsinore or Four Queens to:

         202 Fremont Street
         P. O. Box 370
         Las Vegas, Nevada 89101
         Attention:  Thomas E. Martin
         Facsimile No:  (702) 387-5142

         with a copy to:

         Gordon & Silver, Ltd.
         3800 Howard Hughes Parkway
         14th Floor
         Las Vegas, Nevada 89109
         Attn:  Gerald M. Gordon, Esq.
         Facsimile No:  (702) 369-2666

         and to:

         Streich Lang
         3773 Howard Hughes Parkway
         Suite 290N
         Las Vegas, Nevada 89109
         Attn:  John R. Clemency, Esq.
         Facsimile No:  (702) 792-2676

         if to Manager to:

         c/o William L. Westerman
         2901 Las Vegas Boulevard South
         Las Vegas, Nevada 89109-1935
         Facsimile No:  (702) 794-9277

         with a copy to:

         Dechert, Price & Rhoads
         477 Madison Avenue
         New York, New York 10022
         Attn:  Fredric J. Klink, Esq.
         Facsimile No:  (212) 308-2041


      Any party may change the name and/or address by written notice given in each instance to the other parties.

                           ARTICLE XI:  MISCELLANEOUS

 Section 11.1 Nevada Gaming Control Act and Nevada Gaming Authorities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the Nevada Gaming
Control Act, as amended, and the regulations promulgated thereunder (the "Act"), and shall be conditioned upon the approval of the Nevada Gaming Authorities as required by the Act. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement.

 Section 11.2 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

 Section 11.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties to this Agreement and approved by the Bankruptcy Court. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties.
No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

 Section 11.4  Binding Effect; Assignment; Combinations Involving the
Companies. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties (including their respective officers, directors, employees, agents and Affiliates) and their respective heirs, executors, successors and assigns. No party to this Agreement shall have the right to assign this Agreement and its respective rights and obligations hereunder without the consent of each other party to this Agreement and without the approval of the Nevada Gaming Authorities.

 Section 11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

 Section 11.6 Terminology. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

 Section 11.7 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Nevada applicable to contracts executed and to be wholly performed within such State.

 Section 11.8 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable, or void, which provision does not relate to any payments made hereunder and the payments made hereunder shall not be affected by such determination and this Agreement is capable of substantial performance, then such void provision shall be deemed rescinded and each provision not so affected shall be enforced to the extent permitted by law.

 Section 11.9 No Third Party Benefits. This Agreement is for the benefit of the parties hereto and their respective permitted successors and assigns. The parties neither intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto, nor shall any such third party have any rights hereunder.

 Section 11.10 Drafting Ambiguities. Each party to this Agreement and its counsel have had an opportunity to review and revise this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

 Section 11.11 Attorneys' Fees. Should either party institute an arbitration, action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys' fees.

 Section 11.12 Limitations on Responsibilities of Manager. Manager shall use its best efforts to render the services contemplated by this Agreement in good faith to the Companies, but notwithstanding anything to the contrary which may be expressed or implied in this Agreement, Manager hereby explicitly disclaims any and all warranties, express or implied, including but not limited to the success or profitability of the Project. In the performance of the services contemplated by this Agreement, Manager shall not be liable to the Companies for any acts or omissions in connection therewith, except which constitute a breach of the Manager Conduct Standard.

 Section 11.13 No Violation. Nothing contained in this Agreement shall entitle the Companies, the Manager, or any other persons acting for any of them to exercise control over the operation of the Casino or other operations of the Project in a manner which would violate any regulation of the Nevada Gaming Authorities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by an authorized representative thereof, all as of the day and year first above written.


ELSINORE:

Elsinore Corporation, a Nevada
  corporation


By:
                              Thomas E. Martin
                              Title:

FOUR QUEENS:

Four Queens, Inc., a Nevada
  corporation


By:
     Thomas E. Martin
     Title:


MANAGER:

Riviera Gaming Management Corp.-Elsinore, a Nevada corporation


By:
     Name:
     Title: